EXHIBIT 10.1
Execution Copy

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

between

Vertex Pharmaceuticals Incorporated

and

Avalon Pharmaceuticals, Inc.

License, Development and Commercialization Agreement—Confidential—Table of Contents—Page i

License, Development and Commercialization Agreement—Confidential—Table of Contents—Page ii

		Page
14.13	Authority.	39
14.14	Entire Agreement.	39
14.15	Further Assurances.	39

Schedules

Schedule 1.12	VX-944
Schedule 1.14	Development Plan
Schedule 1.77	Vertex Patents
Schedule 3.2.1	Initial PDC Representatives
Schedule 3.23	Clinical Sites Acceptable to Avalon Site and Acceptance Criteria
Schedule 4.2	Stability Testing Specifications
Schedule 8.2.4	Financial Statements

License, Development and Commercialization Agreement—Confidential—Table of Contents—Page iii

License, Development and Commercialization Agreement

      This Agreement is made and entered into as of February 14 2005 (the “Effective Date”) between Vertex Pharmaceuticals Incorporated (hereinafter “Vertex”), a Massachusetts corporation with principal offices at 130 Waverly Street, Cambridge, MA 02139-4242, and Avalon Pharmaceuticals, Inc. (hereinafter “Avalon”), a Delaware corporation with principal offices at 20358 Seneca Meadows Parkway, Germantown, MD 20876.

INTRODUCTION

      WHEREAS, Vertex has undertaken research and development relating to small molecule inhibitors of IMPDH, including VX-944; and

      WHEREAS, Avalon desires to obtain an exclusive worldwide license to develop and commercialize VX-944 for the treatment of cancer;

      NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the Parties agree as follows:

ARTICLE I
DEFINITIONS

      For purposes of this Agreement, the terms defined in this Article I shall have the following meanings, whether used in their singular or plural forms. Use of the singular shall include the plural and vice versa, unless the context requires otherwise:

      1.1 “Accept”shall mean, with respect to an IND filed with the FDA, that the period for FDA comment has passed without comment, or that all comments received from the FDA with respect to the IND have been addressed to the satisfaction of the FDA, such that the FDA shall not object to the commencement of the relevant human clinical trials.

      1.2 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such Person. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if one Person owns, either of record or beneficially, more than 50% of the voting stock of any other Person.

      1.3 “Assistance Rights” shall have the meaning set forth in Section 3.7 of this Agreement.

      1.4 “Avalon Know-How” shall mean all Know-How Controlled by Avalon and developed or obtained during the course of this Agreement.

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

      1.5 “Avalon Patents” shall mean any Patents Controlled by Avalon or any of its Affiliates (excluding any Vertex Patents licensed hereunder) claiming (i) the Compound, Bulk Drug Substance, or a Drug Product, or a formulation or prodrug thereof, or (ii) a method of making or using the Compound, Bulk Drug Substance, or a Drug Product, or a prodrug thereof.

      1.6 “Avalon Technology” shall mean all Avalon Patents and all Avalon Know-How.

      1.7 “Bankrupt Party” shall have the meaning set forth in Section 12.4 of this Agreement.

      1.8 “Biomarkers” shall mean those biomolecules disclosed in the patent listed on Part III of Schedule 1.77, for the uses set forth in that Patent for uses in the Field.

      1.9 “Bulk Drug Substance” shall mean the Compound in crystal, powder or other form suitable for incorporation in a Drug Product.

      1.10 “Clinical Trial” shall mean a Phase I Clinical Trial, a Phase II Clinical Trial, or a Pivotal Registration Study.

      1.11 “Competing Product” shall have the meaning set forth in Section 5.3 of this Agreement.

      1.12 “Compound” shall mean VX-944, which is described on Schedule 1.12 (“VX-944”), * .

      1.13 “Controlled” shall mean the legal authority or right of a Party hereto to grant a license or sublicense of intellectual property rights to another Party hereto, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

      1.14 “Development Plan” shall mean the written plan for the overall development of the Compound, in the form attached hereto as Schedule 1.14, as the same may be updated and augmented pursuant to Section 3.2.2 hereof.

      1.15 “Development Program” shall mean activities associated with development of the Compound, including but not limited to (a) manufacture and formulation of Compound for use in pre-clinical, non-clinical and clinical studies; (b) pre-clinical and non-clinical animal studies performed in accordance with GLP (or the applicable equivalent); (c) planning, implementation, evaluation and administration of human clinical trials; (d) manufacturing process development, scale-up and commercial manufacture of Drug Product; (e) preparation and submission of applications for Regulatory Approval; and (f) post-market

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

surveillance of approved drug indications, as required or agreed as part of a marketing approval by any governmental regulatory authority.

      1.16 “Development Work” shall have the meaning set forth in Section 3.7 of this Agreement.

      1.17 “Discontinuance Election” shall have the meaning set forth in Section 7.1.2 of this Agreement.

      1.18 “Discontinued Patent” shall have the meaning set forth in Section 7.1.2 of this Agreement.

      1.19 “Dollars” and “$”shall mean United States dollars.

      1.20 “Drug Product” shall mean any pharmaceutical preparation in finished dosage form containing the Compound for administration to human patients for any and all uses in the Field.

      1.21 “Diligence Milestone” shall have the meaning set forth in Section 3.5 of this Agreement.

      1.22 “Diligence Notice” shall have the meaning set forth in Section 5.3 of this Agreement.

      1.23 “Effective Date” shall mean the effective date of this Agreement as set forth on the first page hereof.

      1.24 “EMEA” shall mean the European Medicines Evaluation Agency or any successor agency thereto.

      1.25 “European Union” shall mean those countries that are now or later become members of the European Union.

      1.26 “Existing Supply” shall have the meaning set forth in Section 4.2 of this Agreement.

      1.27 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

      1.28 “Field” shall mean the administration or use of the Compound for the treatment or prevention of cancer in humans.

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

      1.29 “Filing Outside the U.S.” shall mean any application or regulatory filing made hereunder with a regulatory authority outside the United States, for approval to manufacture and/or sell Drug Product(s) outside the United States, and any correspondence, approvals or governmental licenses relating thereto.

      1.30 “First Commercial Sale” shall mean the first sale of a Drug Product by Avalon, or an Affiliate or Sublicensee of Avalon in a country in the Territory following Regulatory Approval of the Drug Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which the Drug Product is first commercially sold in such country.

      1.31 “Force Majeure” shall have the meaning set forth in Section 14.3 of this Agreement.

      1.32 “Generic Version” shall have the meaning set forth in Section 6.3.1 of this Agreement.

      1.33 “GLP” shall mean the current Good Laboratory Practices regulations promulgated by the FDA, published at 21 CFR Part 58, as such regulations may be amended from time to time, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.

      1.34 “GMP” shall mean the current Good Manufacturing Practice regulations promulgated by the FDA, published at 21 CFR Part 210 et seq., as such regulations may be amended from time to time, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.

      1.35 “Hematology Indication” shall mean any * .

      1.36 “IMPDH” shall mean Inosine 5’-monophosphate dehydrogenase.

      1.37 “IND” shall mean the investigational new drug application relating to the Compound filed with the FDA pursuant to 21 CFR Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable regulatory filing in any country outside the U.S. (such as a CTX in the European Union).

      1.38 “Indemnified Party” shall have the meaning set forth in Section 13.3 of this Agreement.

      1.39 “Indemnifying Party” shall have the meaning set forth in Section 13.3 of this Agreement.

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

      1.40 “Indication” shall mean a separate and distinct disease or medical condition in humans that a Drug Product that is in Clinical Trials is intended to treat, prevent and/or diagnose, or which is referenced on an approved label as a disease or condition that the Drug Product is approved to treat, prevent or diagnose.

      1.41 “Information” shall mean any and all information and data, including scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, and commercial information.

      1.42 “Infringement Claim” shall have the meaning set forth in Section 7.2.1 of this Agreement.

      1.43 “Initial Responsible Party” shall have the meaning set forth in Section 7.1.2 of this Agreement.

      1.44 “Initiate” shall mean, with respect to a Clinical Trial, the administration of the first dose to a human in that Clinical Trial.

      1.45 “Know-How” shall mean all proprietary material and information including data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, that relate to the development, utilization, manufacture or use of the Compound or any Drug Product, including but not limited to processes, techniques, methods, products, materials and compositions; provided however, that the term “Know-How” shall not include a Party’s general drug design technology, whether in software or hardware, tangible or intangible, form.

      1.46 “LPO” shall mean that all human subjects enrolled in a Clinical Trial shall have either terminated their participation in the Clinical Trial, either by reason of completion of a full course of dosing and follow-up in accordance with the protocols under which the applicable Clinical Trial is conducted, or because either the Clinical Trial, or the subject’s participation therein, has terminated.

      1.47 “Loss” shall have the meaning set forth in Section 13.1 of this Agreement.

      1.48 “Major Market” shall mean any one of the following countries: the United States, the United Kingdom, France, Germany, Italy, Spain, and Japan.

      1.49 “Manufacturing Cost” shall mean * .

      1.50 “Milestone” shall have the meaning set forth in Section 6.2.1 of this Agreement.

      1.51 “NDA” shall mean (a) a New Drug Application filed with the FDA for marketing approval of a Drug Product or any successor applications or procedures, and all

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supplements and amendments that may be filed with respect to the foregoing, and (b) similar filings in ROW with applicable Regulatory Authorities, including EMEA. The term “NDA” shall not include applications for pricing, and reimbursement approval.

      1.52 “Net Sales” with respect to any Drug Product shall mean * all as determined in accordance with generally accepted accounting principles (“GAAP”), consistently applied by Avalon.

      1.52.1 * .

      1.52.2 * .

      1.52.3 * .

      1.52.4 * .

      1.52.5 * .

      1.53 “Other Party” shall have the meaning set forth in Section 12.4 of this Agreement.

      1.54 “Party” shall mean Vertex or Avalon, and “Parties” shall mean Vertex and Avalon.

      1.55 “Patents”means all existing patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

      1.56 “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

      1.57 “Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

      1.58 “Phase Ib Clinical Trial” shall mean a Phase I Clinical Trial in patients.

      1.59 “Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

      1.60 “Phase II FDA Meeting” shall mean a meeting between Avalon and the FDA (or corresponding Regulatory Authority, for any other territory in which Avalon is conducting such a meeting) at which Avalon and the FDA reach agreement on a detailed plan for subsequent studies of the Drug Product required for submission of an application for Regulatory Approval covering the Drug Product, including but not limited to (i) the agreed-upon protocol for and design of a Pivotal Registration Study (setting out, for example, trial endpoints), and (ii) the size of the required safety database filing.

      1.61 “Pivotal Registration Study” shall mean a human clinical trial the results of which are designed for inclusion in (i) that portion of the FDA submission and approval process which provides for the continued trials of a drug candidate on sufficient numbers of patients to generate safety and efficacy data to support Regulatory Approval in the proposed therapeutic indication, as more fully defined in 21 CFR § 312.21(c), and (ii) equivalent submissions with similar requirements in other countries. Although Phase III Clinical Trials, which are human clinical trials that would satisfy the requirements of 21 CFR 312.21(c), are typically designed as Pivotal Registration Studies, in specific cases a Phase II Clinical Trial might qualify as a Pivotal Registration Study.

      1.62 “Product Development Committee” or “PDC” shall have the meaning set forth in Section 3.2.1 of this Agreement.

      1.63 “Regulatory Approval” shall mean, with respect to any country, all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Drug Product in that country including, without limitation and where applicable, approval of labeling and manufacturing.

      1.64 “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the conduct of Clinical Trials or the manufacturing or marketing of a Drug Product in the Territory, including in the United States the FDA.

      1.65 “Results” shall have the meaning set forth in Article X of this Agreement.

      1.66 “ROW” shall mean all of the countries in the Territory, and their territories and possessions, except for the United States.

      1.67 “Solid Tumor Indication” shall mean * .

      1.68 “Stability Specifications” shall have the meaning set forth in Section 4.2 of this Agreement.

      1.69 “Stability Testing” shall have the meaning set forth in Section 4.2 of this Agreement.

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

      1.70 “Sublicensee” shall mean a Third Party that is granted a sublicense under the licenses granted to Avalon under this Agreement, which term does not include Avalon’s Affiliates or its distributors.

      1.71 “Technology” shall mean Vertex Technology and Avalon Technology.

      1.72 “Territory” shall mean all the countries in the world.

      1.73 “Third Party” shall mean any person or entity that is not a Party or an Affiliate of any Party to this Agreement.

      1.74 “Third Party Product” shall have the meaning set forth in Section 6.3.1 of this Agreement.

      1.75 “Valid Patent Claim” shall mean either (a) a claim of an issued and unexpired Patent which has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency o£ competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

      1.76 “Vertex Know-How” shall mean all Know-How owned or Controlled by Vertex as of the Effective Date.

      1.77 “Vertex Patents” shall mean any and all claims of Patents Controlled by Vertex or any of its Affiliates, which claim or claims would be infringed by making, having made, using, selling, offering for sale, importing, researching or developing the Compound, Bulk Drug Substance, or a Drug Product, to the extent permitted under this Agreement, or by using Biomarkers in connection with the administration of a Drug Product to a human subject in the Field to the extent permitted by this Agreement. A list of Vertex Patents is appended hereto as Schedule 1.77, which will be updated periodically to reflect additions thereto during the term of this Agreement.

      1.78 “Vertex Technology” shall mean all Vertex Patents and all Vertex Know-How.

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

ARTICLE II
LICENSE

            2.1 Grant to Avalon.

      (a) Subject to the other provisions of this Agreement, Vertex hereby grants to Avalon an exclusive worldwide license under Vertex Technology solely in the Field, with the right to sublicense to the extent permitted under Section 2.1(d)(i) to exercise its rights and carry out its obligations set forth in this Agreement; (ii) to develop, use, have used, manufacture, have manufactured, and import, the Compound, Bulk Drug Substance, and Drug Products in the Territory; (iii) to offer for sale, sell and import for sale Compound and Bulk Drug Substance, solely for purposes of incorporation into a Drug Product for sale, offer for sale, import and having sold pursuant to the terms of this Agreement; and (iv) to market, sell, have sold, import, and offer for sale, Drug Products in the Territory.

      (b) Subject to the other provisions of this Agreement, Vertex hereby grants to Avalon an exclusive worldwide license under the Vertex Technology, with no right to sublicense, to the extent useful to permit Avalon to use Biomarkers to monitor the effectiveness of the Compound in the Field (including in human subjects), solely in connection with research and/or development of Drug Products. Vertex agrees that it shall negotiate in good faith with Avalon to reach agreement on a license to diagnostic products incorporating such Biomarkers for use solely in connection with the administration of the Drug Product in the Field. Vertex reserves all rights to Biomarkers and the use thereof for all purposes outside the Field.

      (c) Subject to the provisions of this Agreement, Vertex shall have the right to use Vertex Technology to discharge its obligations and exercise its rights under this Agreement. Vertex retains all rights to Vertex Technology except to the extent explicitly granted to Avalon hereunder. The Parties acknowledge and agree that it is possible that VX-944 and certain other compounds Controlled by Vertex that have been designed as inhibitors of IMPDH may share common metabolites and degradants. Notwithstanding the exclusive license granted herein to Avalon with respect to metabolites of VX-944, Vertex shall have a right under Vertex Technology to all such common metabolites or degradants for any and all purposes, unrestricted by field or territory.

      (d) Avalon shall notify Vertex in writing of any sublicense it intends to grant pursuant to Section 2.1(a) and Vertex shall have the right to approve the Sublicensee with respect to all sublicenses of rights in any Major Market country, with such approval to be obtained by Avalon in writing prior to entering into any such sublicense and not to be unreasonably withheld or delayed by Vertex. Avalon shall guarantee and be responsible to Vertex for the performance of any of its Sublicensees or subcontractors under any sublicense or other agreement with respect to the rights granted to Avalon by Vertex and the obligations assumed by Avalon hereunder. Avalon shall not permit any subcontractors or Sublicensees to use Vertex Technology without provisions safeguarding confidentiality equivalent to those provided in this Agreement. Avalon shall ensure that any such provisions allow Vertex the right to directly enforce the obligations of confidentiality with respect to Vertex Technology in the possession of the subcontractor or Sublicensee. Each sublicense of the rights granted to Avalon hereunder shall be on commercially reasonable terms.

            2.2 Grant to Vertex. Subject to the other provisions of this Agreement, Avalon hereby grants to Vertex a non-exclusive, worldwide license or (as appropriate) sublicense under Avalon Technology, to the extent necessary to permit Vertex to carry out the

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

activities that it is permitted to undertake under this Agreement (and, as set forth in Article XII of this Agreement, following certain terminations of this Agreement pursuant to such Article).

            2.3 Information Transfer.

      (a) Vertex shall disclose to Avalon all Vertex Know-How and material information Controlled by it relating directly to the Compound that has not been previously disclosed to Avalon. To the extent any such information previously disclosed to Avalon is available in human or machine-readable form, and Avalon is not in possession of a copy of such information, Vertex shall provide a copy to Avalon within * of receiving Avalon’s request, which shall be made with specificity as to the information to be copied. At Avalon’s request made at any time, Vertex shall provide copies of all Vertex Patents and applications therefor and all other manifestations of the intellectual property embodied in the Compound whether in human or machine-readable form. Avalon shall acknowledge to Vertex that it has received any such information within * days of any such receipt.

      (b) Except for information about the Compound in the possession of either Party on the Effective Date, neither Party shall be entitled to information from the other Party concerning know-how or technology discovered or developed by that Party that is not directly related to development and commercialization of the Compound or Drug Products under this Agreement.

            2.4 Vertex Stand-still. During the term of this Agreement, Vertex shall not develop, sell, offer to sell, have sold, or import for sale Compound, Bulk Drug Substance, or Drug Product nor grant any rights to a Third Party to develop, have made, make, sell, offer for sale, or import for sale the Compound, Bulk Drug Substance or Drug Product. This Section 2.4 shall terminate and be of no force and effect with respect to any country upon the earlier of the expiration of this Agreement with respect to such country or the termination of Avalon’s rights hereunder with respect to such country, and immediately shall terminate and have no further force or effect upon the termination of this Agreement for any reason.

            2.5 No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, to any information disclosed to it under this Agreement or under any patents or patent applications owned or Controlled by the other Party or its Affiliates.

ARTICLE III
DEVELOPMENT

            3.1 Commencement of Development Program. Promptly after the Effective Date, Avalon shall commence and diligently pursue the Development Program (as more particularly set forth in Section 3.6 of this Agreement) with respect to the Compound in accordance with the Development Plan.

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

            3.2 Product Development Committee.

3.2.1	Formation and Responsibilities. As soon as practicable following the Effective Date, Avalon will establish a Product Development Committee (“PDC”), which shall, at Vertex’s option, include representatives designated by Vertex (up to that number of representatives on the PDC designated by Avalon), * the PDC will be the principal organization through which the development of the Compound is planned, administered, evaluated and completed. In addition to the Vertex representatives, the PDC will consist of representatives of Avalon from the various functional groups (e.g., CMC, preclinical safety, clinical, regulatory, marketing) that are or will be expected to be involved in development and launch of the Compound and Drug Product. The initial Avalon and Vertex representatives on the PDC shall be the individuals set forth on Schedule 3.2.1 to this Agreement, and thereafter, each Party may at any time substitute other individuals to serve on the PDC. Avalon will appoint the PDC Chair. * .

3.2.2	Development Plan. The PDC shall oversee the implementation of the overall Development Plan. The initial Development Plan is attached hereto as Schedule 1.14. The Development Plan shall, among other things, detail, schedule and fully describe the proposed toxicology studies, clinical trials, regulatory plans, clinical trial and commercial material requirements, and process development and manufacturing plans for the Compound, along with relevant budget information for the described items, and will outline, to the extent then known and customary for the stage of development, the key elements involved in obtaining Regulatory Approval in each country where the Drug Product is to be marketed. The PDC shall update the Development Plan beginning * , and * thereafter, to describe the development activities for the Compound planned for * and the remainder of the development period. Vertex shall have the right, but not the obligation, to review and comment on the Development Plan, and Avalon shall take such advisement under consideration in * .

3.2.3	Meeting Materials. The PDC will consider all information that is material to an assessment of the status, direction and progress of the Development Program, including all clinical trials protocols, data and reports. The PDC Chair will ensure that full and complete minutes are prepared and distributed to each member of the PDC promptly after each meeting. Those minutes shall contain a full report on the activities of the PDC during its meeting. Avalon will ensure that Vertex’s representatives on the PDC receive on a timely basis all documents and information distributed or communicated to members of the PDC generally, and are provided reasonable access to copies of all other information relative to the development of the Compound.

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

3.2.4	Avalon Report to Vertex. * Avalon shall submit to Vertex, no less than once per calendar quarter, within * after the end of such calendar quarter, a report setting forth in reasonable detail, with supporting data, the results of work performed during the relevant calendar quarter under the Development Plan, together with a copy of the most recently updated version of the Development Plan. Avalon shall be permitted to indicate any information set forth in the report that it deems, in its reasonable discretion, to be competitive information with respect to the development of IMPDH inhibitory compounds that would be helpful to Vertex in developing other IMPDH inhibitors in the Field (“Competitive Information”). Vertex shall limit disclosure of the Competitive Information to individuals reasonably acceptable to Avalon, who shall be agreed upon by the Parties on the basis of such individual’s ability to evaluate Avalon’s compliance with the terms of this Agreement and inability to use the Competitive Information to Vertex’s advantage and Avalon’s disadvantage (and such individuals shall not disclose the Competitive Information to any other employees of Vertex), and any such information shall be otherwise subject to the non-disclosure obligations set forth in Article IX.

            3.3 * .

            3.4 Development Responsibility and Costs. Except as provided in Section 3.7 below, Avalon will have sole responsibility for, and bear the cost of conducting, the Development Program with respect to the Compound. Vertex shall bear its own costs of its participation in the PDC, if any. Notwithstanding Vertex’s option to participate on the PDC, Vertex shall not be responsible for the Development Program or its outcome, each of which shall be the sole responsibility of Avalon during the term of this Agreement.

            3.5 Regulatory Approvals. Avalon shall be solely responsible for obtaining Regulatory Approval of the Compound in the Territory and shall bear all costs associated therewith.

3.5.1	Avalon Ownership. All Regulatory Approvals shall be held by and in the name of Avalon, and Avalon shall own all submissions in connection therewith.

3.5.2	Principal Interface. All formulary or marketing approvals shall also be obtained by and in the name of Avalon, and Avalon will be the principal interface with and will otherwise direct all interactions with regulatory agencies concerning any Drug Product

3.5.3	Right of Cross-Reference. Vertex shall have a right of reference to all or any part of submissions made in connection with obtaining Regulatory Approvals if the Assistance Rights become effective under Section 3.7 hereof or as otherwise required by Regulatory Authorities for any reason.

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            3.6 Avalon Efforts in Development. Avalon shall use * , consistent with the provisions of this Agreement, the requirements of the Development Plan, and reasonable business practices and judgment * , to develop the Compound and obtain Regulatory Approval for Drug Products, as soon as * , for the commercial sale of the Drug Product in the Major Market countries. * . Upon delivery of any such notice to Vertex, all of Avalon’s rights under this Agreement with respect to the Major Market country that is the subject of the notice immediately shall terminate, and the definition of “Territory” in this Agreement shall be deemed amended to exclude such country. Thereafter, Vertex shall have all rights to the Compound in such Major Market country (and the stand-still agreement set forth in Section 2.4 shall not be applicable in such country).

            If Avalon fails to comply with the foregoing development obligations, Vertex shall have the right to terminate this Agreement under the provisions of Section 12.2 hereof. If Avalon fails to achieve any of the Diligence Milestones (as defined below) for any reason, Vertex shall also have the right to terminate this Agreement and Avalon’s license hereunder pursuant to Section 12.2. “Diligence Milestone” shall mean each of the outcomes referenced under “Milestone” below relating to the Development Program for the Compound, along with the deadline for achieving the particular outcome referenced under “Deadline” in the right hand column opposite that outcome. The Parties acknowledge and agree that the Diligence Milestones set forth below are specified herein solely for purposes of conclusively establishing that if Avalon should fail to achieve a Diligence Milestone by the specified Deadline date, Avalon has not satisfied the requirements of this Section 3.6. However, completion of a Diligence Milestone on or about the corresponding deadline shall not be considered presumptive evidence that Avalon shall have satisfied its general development obligations as set forth in the first paragraph of this Section 3.6.

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Milestone	Deadline

IND Filed with FDA	* (subject to extension under Section 4.2)

Initiate Phase Ib Clinical Trial	Within * after the FDA Accepts the IND

Initiate a Phase II Clinical Trial	No later than * after the LPO of the Phase Ib Clinical Trial

Initiate Pivotal Registration Study	No later than * after Phase II FDA Meeting

If the first Pivotal Registration Study trial is unsuccessful, the commencement of a follow on Pivotal Registration Study	No later than * after the LPO of the unsuccessful Pivotal Registration Study

File NDA in a Major Market country	No later than * after LPO of the successful Pivotal Registration Study (or Studies) for the lead Indication

File application for Regulatory Approval in all Major Market countries (in which Avalon has retained rights to the Compound) except Japan	No later than * after LPO of the Pivotal Registration Study (or Studies) leading to the filing of an NDA in a Major Market Country for the lead Indication

File application for Regulatory Approval in Japan (assuming that Avalon has retained rights to the Compound in Japan)	No later than * after LPO in the Pivotal Registration Study (or Studies) for the lead Indication

      For example, a Diligence Milestone would be achieved if an IND is filed with the FDA on or before * (or * , if such date is extended pursuant to Section 4.2). It would not be achieved if an IND is not filed with the FDA on or before * (or * , if such date is extended pursuant to Section 4.2). Avalon shall have the right to ask Vertex for a reasonable extension of the due date for any Diligence Milestone if it is unable to achieve that Diligence Milestone for reasons related to the development of the Compound outside of Avalon’s control (excluding reasons relating directly or indirectly to a shortage of funds for development tasks which would have been undertaken * , and Vertex shall not unreasonably withhold approval for such

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extension, provided that Avalon shall have provided to Vertex a viable plan for achieving the Diligence Milestone in a reasonable period of time.

                  3.7 Assistance Rights. If at any time specific development activities (“Development Work”) scheduled for commencement or completion in accordance with the Development Plan are unreasonably delayed, Avalon, at Vertex’s request, will review and discuss the matter and a special meeting of the Parties will be convened for that purpose within * of Vertex’s written request. If, within * after the special meeting, Avalon is unwilling or unable to cure the delay, then Vertex may, by written notice (the “Assistance Notice”) to Avalon, undertake that Development Work at its own expense, and Vertex’s right to do so shall be referred to herein as its “Assistance Rights.” Vertex shall be free to exercise its Assistance Rights commencing * after delivery of its Assistance Notice to Avalon, unless Avalon shall notify Vertex within that * period that it does not agree that Vertex should undertake Development Work due to circumstances, described in detail in the Assistance Notice, that can be demonstrated to be reasonably likely to materially and adversely affect the commercial success of the Compound. In such case, Vertex shall not pursue its Assistance Rights.

            3.7.1 If Vertex pursues its Assistance Rights:

      (a) Regulatory Actions. Avalon will continue to make any necessary and appropriate regulatory filings with respect to the Development Work and will, if required for Vertex to exercise its Assistance Rights effectively, transfer sponsorship to Vertex of any regulatory filings relevant to such Development Work.

      (b) Delivery of Information. Promptly after exercise by Vertex of its Assistance Rights, Avalon shall deliver to Vertex all material information Controlled by it that is necessary or useful for exercise by Vertex of its Assistance Rights.

      (c) Manufacture of Clinical Supply of Drug Product. Avalon will supply Vertex with the necessary clinical supply of Drug Product required to perform such Development Work in accordance with Avalon’s then current scale of manufacturing at Avalon’s Manufacturing Cost and upon such other reasonable and customary terms as to shipment, delivery and similar matters as may be agreed.

      (d) Milestones. If Avalon elects to resume the Development Work for the Compound, it will provide Vertex with * prior notice thereof, and will reimburse Vertex for the actual direct cost of the Development Work within * following the receipt of an invoice therefore. Avalon shall not resume the Development Work hereunder except at a time when such transition will cause minimal disruption to the progress of the Development Work, i.e., between clinical trials rather than during a clinical trial. Avalon will pay Vertex interest on the reimbursable costs incurred by Vertex in the conduct of the Development Work, at a rate * equal to * as determined on the date the Development Work is first undertaken by Vertex. Avalon will also make in a timely fashion any payments which may come due to Vertex under this Agreement during the time that Vertex is exercising its Assistance Rights, including but not limited to payments on account of the achievement of a Milestone or Milestones during the time that Vertex was exercising its Assistance Rights.

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      (e) No Waiver. Vertex’s exercise of Assistance Rights hereunder, and Avalon’s subsequent resumption of Development Work under Subsection (d) above, shall in no way constitute a waiver by Vertex of any of its rights under this Agreement, including its right to enforce Avalon’s obligations to * the Development Program and to achieve the Diligence Milestones set forth in Section 3.6 except as set forth in the last sentence of this paragraph (e). If, in the course of performing the Development Work, Vertex shall achieve any Diligence Milestone, the achievement of that Milestone shall not be attributed to Avalon for purposes of determining its compliance with the requirements of Section 3.6 hereof. Notwithstanding the foregoing, if Avalon validly elects to continue the Development Work pursuant to Section 3.7(d) above, upon Vertex’s receipt of payment of the amounts set forth in Section 3.7(d), Vertex shall be deemed to have waived any breaches of Section 3.6 of this Agreement by Avalon occurring prior to such time.

ARTICLE IV
MANUFACTURING AND SUPPLY

                  4.1 Supply of Material; Formulation and Packaging. Avalon will be responsible for manufacturing and supplying all Compound, Bulk Drug Substance, and Drug Product as necessary for the conduct of the Development Plan and for all commercial purposes in the Territory. In all events, Avalon will be responsible for formulation and packaging of Drug Products.

                  4.2 Supply of Bulk Drug Substance for Clinical Trials. Vertex shall provide Avalon with * (“Existing Supply”) of Bulk Drug Substance from its existing inventory, provided that the Existing Supply satisfactorily completes stability testing (the “Stability Testing”) by Vertex, and meets the specifications set forth on Schedule 4.2 (the “Stability Specifications”). Vertex shall conduct the Stability Testing promptly after the Effective Date, and upon providing evidence of satisfaction of the Stability Specifications reasonably satisfactory to Avalon, Vertex shall promptly deliver the Existing Supply to Avalon against payment therefore in the amount of * . Vertex shall have no obligation hereunder or otherwise to store or deliver any clinical trial material to Avalon other than the Existing Supply, and its obligation to deliver the Existing Supply shall be contingent upon the Existing Supply satisfying the Stability Specifications. If Vertex shall not deliver the Existing Supply for any reason, or if the Existing Supply, if delivered, shall not be usable for its intended purpose by reason of a failure to satisfy the Stability Specifications, then the first Diligence Milestone IND filed with FDA — shall be extended by * . Avalon shall provide written notice to Vertex of the failure of the Existing Supply to satisfy the Stability Specifications, within * after delivery, thereof.

                  4.3 Supply of Laboratory Grade Compound. Promptly upon execution of this Agreement, * , Vertex shall transfer * of Compound to Avalon or its designee, it being acknowledged that such Compound was not prepared or stored in accordance with GMP or GLP, and that such compound is being provided to Avalon as is and without representations or warranties of any kind, and shall not be administrated to humans.

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ARTICLE V
COMMERCIALIZATION

                  5.1 Marketing and Promotion. Avalon shall be responsible for marketing, selling and distributing Drug Products in the Territory. Avalon will book all sales of Drug Products and will report those sales to Vertex as specified in Section 6.4 of this Agreement.

                  5.2 Co-Labeling. To the extent not prohibited by law or regulation, Drug Products (including labels, packaging and inserts, whether in written or electronic form) and all promotional and educational materials (in any form) for the same, sold in North America, the countries of the European Union and Japan will bear both Avalon’s and Vertex’s company names and logos with equal prominence (including equal sized type face), or if equal prominence is prohibited by law, with the most comparable prominence as may otherwise be permitted by law. To the extent not prohibited by law or regulation, Drug Products (including labels, packaging and inserts) and all promotional materials for the same, sold in the rest of the world will include Vertex’s company name (in the English alphabet) and logo with the designation: “under license from.” Any trademark for a Drug Product will be selected by, and will be the property of, Avalon.

5.2.1	Review of Regulatory Filings. Avalon will permit Vertex to review all material regulatory filings that relate to product labeling, and all proposed labels, packaging, package inserts, and promotional materials required under this Agreement to bear Vertex’s name, prior to the filing of any such materials with any Regulatory Authority.

5.2.2	Regulatory Communications. Avalon will immediately inform Vertex of any material regulatory communications received by Avalon that might operate to restrict Vertex’s rights under this Section 5.2., and will cooperate with any reasonable request of Vertex aimed at facilitating approval by a Regulatory Authority for colabeling consistent with this provision.

                  5.3 Diligence. Following the First Commercial Sale of a Drug Product and until the expiration of this Agreement, Avalon shall use * to keep Drug Products * to the public in each of the Major Markets. If, at any time during the term of this Agreement, Avalon or an Affiliate are developing, marketing or selling a product for treatment of the same Indication as any Drug Product (a “Competing Product”), Avalon shall * required under this Section 5.3 as if Avalon or its Affiliate was not developing, marketing or selling that Competing Product.

If, after the First Commercial Sale of a Drug Product in any country, Avalon shall determine that the marketing and sale of a Drug Product in any country is * or * or if for other unforeseen reasons further commercial support of the Drug Product in that country is no longer prudent or practical, Avalon promptly shall provide a notice of such determination to Vertex (a “Diligence Notice”). If Avalon shall give Vertex a Diligence Notice with respect to any Major Market country, Avalon’s license hereunder immediately shall terminate with respect to that country,

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and the Territory under this Agreement shall thereafter exclude that Major Market country. At such time as * Major Market countries have been excluded from the Territory as a result of notices provided to Vertex under this Section 5.3 and/or Section 3.6, or at any time that the Territory excludes the United States as a result of notices given under either such section, Vertex shall have the unconditional right to terminate this Agreement under Section 12.3 and shall have all rights set forth in Section 12.5.

                  5.4 Vertex Promotional and Co-Promotional Rights.

5.4.1	Major Market Countries. Avalon shall not enter into an agreement, sublicense or any other contractual relationship with a Third Party, which agreement includes the right to market and/or commercialize a Drug Product in any Major Market country unless Avalon shall have first so notified Vertex and negotiated in good faith with Vertex to commercialize the Drug Product in such Major Market country. Vertex similarly shall conduct any such negotiations in good faith, or shall notify Avalon within * of any such notice that Vertex does not wish to enter into an agreement with respect to promotion of the Drug Product in such Major Market country or countries. If Vertex and Avalon do not enter into a promotional (or co-promotion, as applicable) agreement within * after Avalon’s notice to Vertex, Avalon shall have the right to enter into an agreement with a Third Party that includes rights to market and/or commercialize the Drug Product in the countries in question, provided that, unless Vertex has informed Avalon of its election not to commercialize in such Major Market country, the terms of any such agreement, as a whole, are not materially more favorable to the Third Party than the terms offered by Avalon to Vertex (unless Vertex is first offered such terms). Vertex shall notify Avalon at any time that Vertex shall submit an NDA for an IMPDH inhibitor in either a Hematology Indication or a Solid Tumor Indication, and any agreement between the Parties with respect to co-promotion of a Drug Product shall provide for termination at such time, at Avalon’s option on terms reasonably agreed upon by the Parties to provide an orderly transition.

5.4.2	Other Countries. Vertex shall have a right to market and sell Drug Product in “Other Countries” upon the terms and conditions of this Section 5.5.2, upon written notice to Avalon delivered at any time and subject to the following provisions; provided, however, that Vertex shall not market or sell Drug Product in any Other Country which is reasonably likely to materially and adversely affect the sale of Drug Product in Major Market countries as a result of re-importation or gray market sales. “Other Countries” shall mean each and every country that is not a Major Market country and (i) that is the subject of a Diligence Notice delivered to Vertex pursuant to Section 5.3 of this Agreement, or (ii) in which there have been no commercial sales of Drug Product on or before the first anniversary after the date on which there have been commercial sales of

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Drug Products in all Major Market countries which at that time are included in the Territory. If Vertex elects to market and sell Drug Product in any country pursuant to this Section 5.4.2, Avalon shall (i) work diligently with Vertex to obtain any necessary Regulatory Approvals to market and sell Drug Product in that country; and (ii) supply Vertex’s requirements for Drug Products for sale in that country at the Manufacturing Cost thereof. Vertex shall report all Net Sales to Avalon on a * basis, and shall retain from such amounts the sum of * , and shall pay to Avalon any remaining Net Sales. If at any time Avalon wishes to market and sell Drug Product in a country in Vertex is marketing and selling Drug Product pursuant to its rights under this Section 5.4.2, then Vertex’s rights to market and sell Drug Product pursuant to this Section 5.4.2 shall terminate on the * of receiving a written notice to that effect from Avalon, provided, however, that Avalon shall thereafter diligently market and sell Drug Product in such country for the term of this Agreement.

ARTICLE VI
PAYMENTS

                  6.1 Consideration for License. In consideration for the licenses granted pursuant to Article II, Avalon shall pay to Vertex an unconditional, non-refundable, noncreditable one-time payment of five million Dollars ($5,000,000), of which $1,000,000 is payable on the Effective Date, $2,000,000 is payable on or before June 30, 2005, and $2,000,000 is payable on or before November 1, 2005. There shall be no condition to the payment of the amounts payable under this Section 6.1 except for the passage of time between the Effective Date and the date on which such payment is due.

                  6.2 Development Milestone Payments by Avalon.

6.2.1	Avalon will make the following payments to Vertex within * after the achievement of any of the following milestones (each, a “Milestone”) with respect to the Compound:

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6.2.2	First Hematology Indication.

Milestone Event	Payment Amount

1. Initiation of the first study designed as a Pivotal Registration Study in any country in the Territory with respect to a Drug Product for a Hematology Indication.	$ *

2. First filing of an NDA for a Drug Product for a Hematology Indication in any country in the Territory.	$ *

3. First Regulatory Approval for a Drug Product for a Hematology Indication	$ *

Total (for first Hematology Indication)	$ *

6.2.3	First Solid Tumor Indication.

Milestone Event	Payment Amount

1. Initiation of the first study designed as a Pivotal Registration Study in any country in the Territory with respect to a Drug Product for a Solid Tumor Indication	$ *

2. First filing of a New Drug Application (or foreign equivalent thereof) for a Drug Product for a Solid Tumor Indication in any country in the Territory.	$ *

3. First Regulatory Approval for a Drug Product for a Solid Tumor Indication	$ *

Total (for first Solid Tumor Indication)	$ *

6.2.4	Once a Drug Product achieves a Milestone for a particular Indication, it will be deemed to have achieved all earlier Milestones for such Indication, and any payment for such earlier Milestone shall become due and payable to the extent it has not already been previously paid. 6.2.5 All payments under this Section 6.2 shall be made by wire transfer in Dollars to the credit of such bank account as may be designated by Vertex in writing to Avalon. Each milestone payment shall be payable within * of achievement of

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such Milestone. Any payment which falls due on a date which is a Saturday, Sunday or a legal holiday in The Commonwealth of Massachusetts may be made on the next succeeding day which is not a Saturday, Sunday or a legal holiday in the Commonwealth.

                   6.3 Royalties. Avalon shall pay to Vertex the following royalties on Net Sales of each Drug Product in the Territory:

* of the first * of Net Sales in a calendar year;

* of all Net Sales greater than * and less than or equal to * in a calendar year; and

* of all Net Sales greater than * in a calendar year.

            Royalties on each Drug Product at the royalty rates set forth above shall continue on a country-by-country basis until the later of (a) ten years from the date of First Commercial Sale of such Product in such country, or (b) the expiration of the last-to-expire Valid Claim of a Vertex Patent in effect in such country that would be infringed by the sale of such Drug Product.

6.3.1	Unlicensed Competition. If in any country a Third Party sells a pharmaceutical product which is a “Generic Version” of a Drug Product being sold in that country (a “Third Party Product”)—where “Generic Version” means a pharmaceutical product (other than a product originally sold as a Drug Product) that includes the same active ingredient as that used in a Drug Product—then for the period in which the unit sales of such Third Party Product in such country are at least * , the royalties payable to Vertex by Avalon on sales of such Product in such country for such period shall be * of the royalties provided in Section 6.3, but in no event shall the royalties owed for such Drug Product in such country be reduced by more than * , or result in a net royalty rate payable on Net Sales of such Drug Product in such country of less than * .

                  6.4 Sales Reports; Payment of Royalties.

            (a) During the term of this Agreement and after the First Commercial Sale of a Drug Product, Avalon shall furnish or cause to be furnished to Vertex on a * basis a written report or reports covering each * (each such * being sometimes referred to herein as a “reporting period”) showing (i) the Net Sales of each Drug Product in each country in the Territory during the reporting period by Avalon and each Affiliate and Sublicensee; (ii) the royalties, payable in Dollars, which shall have accrued under Section 6.3 hereof in respect of such sales and the basis of calculating those royalties; (iii) withholding taxes, if any, required by law to be deducted in respect of any such sales; (iv) the exchange rates and methodology used in converting into Dollars, from the currencies in which sales were made, any payments due which are based on Net Sales; and (v) dispositions of Drug Products other than pursuant to sale for cash. With respect to sales of Drug Products invoiced in Dollars, the Net Sales amounts and the amounts due to Vertex

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hereunder shall be expressed in Dollars. With respect to sales of Drug Products invoiced in a currency other than Dollars, the Net Sales and amounts due to Vertex hereunder shall be expressed in the domestic currency of the party making the sale, together with the Dollar equivalent of the amount payable to Vertex, calculated using the methodology identical to that employed by Avalon, generally, in its external financial reporting, as reviewed and approved by its independent auditors and will be in conformity with Avalon’s usual and customary general accounting principles consistently applied. If any Sublicensee makes any sales invoiced in a currency other than its domestic currency, the Net Sales shall be converted to its domestic currency in accordance with the Sublicensee’s normal accounting principles. Avalon shall furnish to Vertex appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty. Reports shall be due on the * day following the close of each reporting period. Avalon shall keep accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by Vertex.

            (b) Amounts shown to have accrued by each sales report provided for under subsection 6.4(a) shall be due and payable on the date such sales report is due.

            (c) All payments shall be made in Dollars. If at any time legal restrictions prevent the prompt remittance of any payments with respect to any country of the Territory where Drug Products are sold, Avalon or its Sublicensees shall have the right and option to make such payments by depositing the amount thereof in local currency to Vertex’s account in a bank or depository in such country.

            (d) Upon the written request of Vertex, at Vertex’s expense and not more than once in or in respect of any calendar year, Avalon shall permit an independent accountant of national prominence selected by Vertex to have access during normal business hours to those records of Avalon as may be reasonably necessary to verify the accuracy of the sales reports furnished by Avalon pursuant to this Section 6.4, in respect of any calendar year ending not more than * prior to the date of such notice. Avalon shall include in each sublicense entered into by it pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain adequate records of sales made pursuant to such sublicense and to grant access to such records by the aforementioned independent accountant for the reasons specified in this Section 6.4. Upon the expiration of * following the end of any calendar year, the calculation of amounts payable with respect to such calendar year shall be binding and conclusive upon Vertex, and Avalon and its Sublicensees shall be released from any liability or accountability with respect to payments for such year. The report prepared by such independent accountant, a copy of which shall be sent or otherwise provided to Avalon by such independent accountant at the same time it is sent or otherwise provided to Vertex, shall contain the conclusions of such independent accountant regarding the audit and will specify that the amounts paid to Vertex pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If such independent accountant’s report shows any underpayment, Avalon shall remit or shall cause its Sublicensees to remit to Vertex within * after Avalon’ receipt of such report, (i) the amount of such underpayment and (ii) * . Any overpayments shall be fully creditable against amounts payable in subsequent payment periods; provided, however, that if Avalon retains a credit when there is no subsequent payment period, Vertex shall refund such credited amount to Avalon. Vertex agrees that all information subject to review under this Section 6.5 or under any

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sublicense agreement is confidential and that Vertex shall retain and cause its accountant to retain all such information in confidence.

            (e) Until such time as the license fee set forth in Section 6.1 is paid in full, Avalon shall provide Vertex with * financial statements (which shall be prepared in accordance with GAAP, consistently applied, * .

                  6.5 Withholding Tax. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Agreement, the Party making such payment shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Agreement. The Party making any such withholding payments shall submit original receipts or other appropriate proof of payment of the withholding taxes to the other Party promptly, and shall cooperate with reasonable requests of the other Party relating to obtaining foreign tax credits and similar benefits.

                  6.6 Reduction in Payments. If Vertex (or any Affiliate or Sublicensee of rights to a Vertex IMPDH inhibitor) initiates preclinical work on any IMPDH inhibitor * prior to * or Initiates a Clinical Trial on any IMPDH inhibitor * prior to the * , then Vertex shall provide Avalon with prompt written notice thereof and all milestone payments thereafter payable by Avalon pursuant to Section 6.2 shall be reduced by * and all royalties payable on Net Sales made thereafter shall be reduced to:

                  • of the first * of Net Sales in a calendar year;

                  • of all Net Sales greater than * and less than or equal to * in a calendar year; and

                  • of all Net Sales greater than * in a calendar year.

                  6.7 Interest. Any amounts that are not paid by the due date therefore shall bear interest at the rate of * per month, assessed from the * after the due date of the payment.

ARTICLE VII
INTELLECTUAL PROPERTY

                  7.1 Patentable Inventions and Know-How.

7.1.1	Ownership. All Patents and Technology shall be owned by the Party making the invention claimed or contained therein or, if such invention is made jointly, shall be owned jointly, all as determined in accordance with United States laws of inventorship.

7.1.2	Patent Prosecution. Vertex shall be responsible for the preparation, filing, prosecution and maintenance of all patents and patent applications

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which include the Vertex Patents and all patents and patent applications included in Patents claiming inventions jointly owned with Avalon. Avalon shall be responsible for the preparation, filing, prosecution and maintenance of all patents and patent applications included in Avalon Patents. Vertex shall provide Avalon with periodic reports listing the jurisdictions in which the Vertex Patents licensed hereunder have been filed. Subject to the next succeeding sentences, Vertex will file patent applications with respect to those Vertex Patents in such other countries as Avalon shall request in writing, all such other countries being countries in which a pharmaceutical company would customarily file cases dealing with similar subject matters. The Party initially responsible for preparation, filing, prosecution and maintenance of a particular Vertex Patent (the “Initial Responsible Party”) shall give * notice (the “Discontinuance Election”) to the other Party of any decision to cease preparation, filing, prosecution and maintenance of that Vertex Patent in any jurisdiction (a “Discontinued Patent”). In such case, the other Party may elect at its sole discretion to continue preparation, filing and prosecution or maintenance of the Discontinued Patent at its sole expense. The Initial Responsible Party shall execute such documents and perform such acts as may be reasonably necessary for the other Party to file or to continue prosecution or maintenance. Discontinuance may be on a country-by-country basis or for a patent application or patent series in total.

Each Party will keep the other Party continuously informed of all matters relating to the preparation, filing, prosecution and maintenance of Vertex Patents covered by this Agreement.

7.1.3	Costs. *

                  7.2 Infringement Claims by Third Parties.

            7.2.1 Notice. If the manufacture, use or sale of Compound, Bulk Drug Substance and/or Drug Product results in a claim against a Party hereto for patent infringement or for inducing or contributing to patent infringement (“Infringement Claim”), the Party first having notice of an Infringement Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail.

            7.2.2 Third Party Licenses. If practicing the Technology in connection with the manufacture, use or sale of a Drug Product in any country would infringe a Third Party’s patent, then Avalon will use * to obtain a license under the Third Party’s patent with a right to sublicense to Vertex as set forth in Section 2.2 of this Agreement, under terms reasonably acceptable to Avalon. Avalon will bear any financial obligation payable under such license.

            7.2.3 Discontinued Sales, License or Defense of Suit. If the required license is either unavailable or its terms are unacceptable to Avalon, then Avalon may elect in its sole discretion to discontinue sales of the Drug Product in such country or to undertake the defense of

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a patent infringement action or the prosecution of a declaratory judgment action with respect to the Third Party patent at Avalon’s expense.

                  7.3 Infringement Claims Against Third Parties.

7.3.1	Vertex and Avalon each agree to * to protect their respective Patents and Technology from infringement and from unauthorized possession or use.

7.3.2	If any Vertex Patents are infringed or Vertex Know-How is misappropriated by a Third Party, the Party to this Agreement first having knowledge of such infringement or misappropriation, or knowledge of a reasonable probability of such infringement or misappropriation, shall promptly notify the other in writing. The notice shall set forth the facts of such infringement or misappropriation in reasonable detail. Vertex shall have the primary right, but not the obligation, to institute, prosecute, and control with its own counsel any action or proceeding with respect to infringement or misappropriation of such patent or technology and Avalon shall have the right, at its own expense, to be represented in such action by its own counsel. If Vertex fails to do so within a period of * after receiving notice of the infringement, Avalon shall have the right to bring and control any such action by counsel of its own choice, and Vertex shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If one Party brings any such action or proceeding, the second Party may be joined as a party plaintiff and, in case of joining, the second Party agrees to give the first Party reasonable assistance and authority to file and to prosecute such suit. The costs and expenses of all suits brought by a Party under this Section 7.3.2 shall be reimbursed to such Party and to the other Party, if it participates in such suit, pro rata, out of any damages or other monetary awards recovered therein in favor of Vertex or Avalon. Any remaining compensatory damages for infringement or misappropriation of the Vertex Patents outside the Field * and any remaining compensatory damages for infringement or misappropriation in the Field * . Any exemplary or punitive damages for infringement or misappropriation of the Vertex Patents outside the Field shall be paid to Vertex and any remaining exemplary or punitive damages for infringement or misappropriation in the Field shall * . No settlement or consent judgment or other voluntary final disposition of a suit under this Section 7.3 may be entered into without the joint consent of Vertex and Avalon (which consent shall not be unreasonably withheld).

                  7.4 Notice of Certification. Vertex and Avalon each shall immediately give notice to the other of any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” claiming that a Vertex Patent is invalid or that any infringement will not arise from the manufacture, use or sale of any product by a Third Party. If Vertex

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

decides not to bring infringement proceedings against the entity making such a certification, Vertex shall give notice to Avalon of its decision not to bring suit within * days after receipt of notice of such certification. Avalon may then, but is not required to, bring suit against the Party that filed the certification. Any suit by Avalon or Vertex shall either be in the name of Avalon or in the name of Vertex, or jointly by Avalon and Vertex, as may be required by law. For this purpose, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.

                  7.5 Patent Term Extensions. The Parties shall cooperate in good faith with each other in gaining patent term extension wherever applicable to Vertex Patents covering the Compound, Bulk Drug Substance or Drug Products. Avalon and Vertex shall mutually determine which patents shall be extended. All filings for such extension shall be made by the Party who owns the patent, provided, however, that if the Party that owns the patent elects not to file for an extension, such Party shall (i) inform the other Party of its intention not to file and (ii) grant the other Party the right to file for such extension.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

                  8.1 Representations and Warranties of Vertex. Vertex represents and warrants to Avalon as of the Effective Date as follows:

8.1.1	Authorization. This Agreement has been duly executed and delivered by Vertex and constitutes the valid and binding obligation of Vertex, enforceable against Vertex in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Vertex, its officers and directors.

8.1.2	No Third Party Rights. Except as previously disclosed in writing to Avalon on or before the Effective Date, (a) Vertex owns or possesses adequate licenses or other rights to use all Vertex Technology, and to grant the licenses herein; and (b) the granting of the licenses to Avalon hereunder does not violate any right known to Vertex of any Third Party; and (c) Vertex has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Vertex Technology in any way that would permit a Third Party to take actions otherwise proscribed to Vertex by Section 2.4 of this Agreement.

8.1.3	No Third Party Patents. Except as disclosed in writing by Vertex to Avalon or its agents, to Vertex’s knowledge and based on its current understanding of the Compound and its use, the development, manufacture, use or sale of any Compound, Bulk Drug Substance, or Drug

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Products pursuant to this Agreement will not infringe or conflict with any Third Party right or patent, and Vertex is not aware of any issued patent or pending patent application that, if issued, would be infringed by the development, manufacture, use or sale of any Compound, Bulk Drug Substance, or Drug Products pursuant to this Agreement.

8.1.4	Status of IMPDH Programs. As of the Effective Date, * .

8.1.5	No Litigation. To Vertex’s knowledge, there are no legal claims, judgments or settlements against or owed by Vertex, or pending or threatened legal claims, in each case relating to (a) Drug Product or (b) Vertex Patents. To Vertex’s knowledge, there are no legal claims, judgments or settlements against or owed by Vertex relating to Vertex Know-How, except any such claims that would not have a material adverse effect on the rights granted to Avalon hereunder.

8.1.6	Information. To Vertex’s knowledge, the information provided to Avalon in writing with respect to the Compound or Drug Product, and Vertex’s activities with respect thereto, is correct and complete in all material respects.

                  8.2 Representations and Warranties of Avalon. Avalon represents and warrants to Vertex as follows:

8.2.1	Authorization. This Agreement has been duly executed and delivered by Avalon and constitutes the valid and binding obligation of Avalon, enforceable against Avalon in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Avalon, its officers and directors.

8.2.2	No Third Party Rights. Except as previously disclosed in writing to Vertex on or before the date set forth on the first page hereof, (a) Avalon owns or possesses adequate licenses or other rights to use all Avalon Technology, and to grant the licenses herein; and (b) the granting of the licenses to Vertex hereunder does not violate any right known to Avalon of any Third Party.

8.2.3	No Third Party Patents. Except as disclosed in writing by Avalon to Vertex or its agents, to Avalon’s knowledge and based on its current understanding of the Compound(s) and its use, the manufacture, use or sale of any Bulk Drug Substance, Compound or Drug Products pursuant to this Agreement will not infringe or conflict with any Third Party right or patent, and Avalon is not aware of any issued patent or pending patent

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application that, if issued, would be infringed by the development, manufacture, use or sale of any Bulk Drug Substance, Compound or Drug Products pursuant to this Agreement.

8.2.4	Financial Representations. The financial statements of Avalon attached hereto on Schedule 8.2.4 (“Financial Statements”):

(a)	* ;

(b)	* ;

(c)	* ; and

(d)	* .

8.2.5	Material Relationships; No Litigation. Avalon’s material relationships with investors, suppliers, employees and customers generally are good, and there is no civil, criminal or administrative action, suit, hearing or proceeding pending before any court, arbitrator or authority or, to the knowledge of Avalon, threatened against Avalon. There are currently no outstanding judgments, decrees or orders of any court of governmental authority against Avalon.

8.2.6	No Debarment. Avalon shall not permit any person who has been debarred pursuant to subsections 306(a) or 306(b) of the U.S. Food, Drug and Cosmetic Act or disqualified by the FDA to participate in the Development Program or otherwise perform any activities related to the development and commercialization of the Compound or any Drug Products.

8.2.7	Status of IMPDH Program. As of the Effective Date, * .

ARTICLE IX
CONFIDENTIALITY

                  9.1 Undertaking. During the term of this Agreement, each Party shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly, any Information owned, developed or possessed by the other Party, whether in tangible or intangible form, the confidentiality of which such other Party takes reasonable measures to protect, including but not limited to Vertex Technology and Avalon Technology.

9.1.1	Each Party shall take any and all lawful measures to prevent the unauthorized use and disclosure of the Information, and to prevent unauthorized persons or entities from obtaining or using the Information.

9.1.2	Each Party further agrees to refrain from directly or indirectly taking any action that would constitute or facilitate the unauthorized use or disclosure

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of such information. Each Party may disclose such Information (a) in furtherance of its rights hereunder and to the extent necessary to enable such Party to perform its obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be provided that all recipients of Vertex Technology or Avalon Technology have entered into appropriate confidentiality agreements for secrecy and non-use of such information which by their terms shall be enforceable by injunctive relief at the instance of the disclosing Party; (b) to potential investors, financiers or merger and acquisition partners, in each case provided that such potential investors, financiers or merger and acquisition partners have entered into appropriate confidentiality agreements for secrecy and non-use of such information which by their terms shall be enforceable by injunctive relief at the instance of the disclosing Party, provided, however, that Avalon may disclose Information to reputable venture capital investors and banks that do not, as a matter of practice, enter into such confidentiality agreements, provided that any such venture capital investor or bank shall offer Avalon a written statement that, to the venture capital investor’s or bank’s (as applicable) knowledge, it has never entered into a confidentiality agreement under similar circumstances, and provided further that Avalon shall confirm that, to its knowledge after reasonable inquiry, such venture capital investor or investment bank has not, to the knowledge of Avalon, ever inappropriately disclosed confidential information provided to it in similar circumstances. Avalon shall keep Vertex informed of Avalon’s disclosure of Information to institutions that have not signed confidentiality agreements.

9.1.3	Each Party shall be liable for any unauthorized use and disclosure of Information by its officers, employees and agents and any Sublicensees, subcontractors, or others to whom Avalon discloses Information.

                  9.2 Exceptions. Notwithstanding the foregoing, the provisions of Section 9.1 hereof shall not apply to Information which the receiving Party can demonstrate:

9.2.1	has entered the public domain without such Party’s breach of any obligation owed to the disclosing Party;

9.2.2	is permitted to be disclosed by the prior written consent of the disclosing Party;

9.2.3	has become known to the receiving Party from a source other than the disclosing Party, other than by breach of an obligation of confidentiality owed to the disclosing Party;

9.2.4	is disclosed by the disclosing Party to a Third Party without restrictions on its disclosure;

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9.2.5	is independently developed by the receiving Party without breach of this Agreement;

9.2.6	is required to be disclosed by the receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure; or

9.2.7	was disclosed solely to a government agency or regulatory authority to conduct clinical trials or to obtain regulatory approval to market Drug Product.

                  9.3 Publicity. The Parties will agree upon the timing and content of any initial press release or other public communications relating to this Agreement and the transactions contemplated herein.

9.3.1	Except to the extent already disclosed in that initial press release or other public communication, no public announcement concerning the existence or the terms of this Agreement or concerning the transactions described herein shall be made, either directly or indirectly, by Vertex or Avalon, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld.

9.3.2	The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.

9.3.3	In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the Securities and Exchange Commission, such Party shall provide the other party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity and a reasonable time period to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment and will take such Party’s reasonable comments into consideration before filing the Agreement. If the filing Party disagrees with the other Party’s additional confidential treatment request, the parties shall have an opportunity to discuss such matter in good faith before the Agreement is filed.

                  9.4 Survival. The provisions of this Article IX shall survive the termination of this Agreement and shall extend for a period of * thereafter.

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ARTICLE X
PUBLICATION

                  Avalon reserves the sole right to publish or publicly present the results of the Development Program and information concerning the development of the Compound in the Field (collectively, the “Results”), subject to the following terms and conditions. Avalon will submit a draft of any proposed manuscript, abstract or speech to Vertex for comments at least * prior to submission for publication or oral presentation. Vertex shall notify Avalon in writing within * of receipt of such draft whether such draft contains (i) information of Vertex which it considers to be confidential under the provisions of Article IX hereof, or (ii) information that if published would have an adverse effect on a patent application covering the subject matter of this Agreement that Vertex intends to file. In any such notification, Vertex shall indicate with specificity its suggestions regarding the manner and degree to which Avalon may disclose such information. In the case of item (ii) above, Vertex may request a delay and Avalon shall delay such publication, for a period not exceeding * , to permit the timely preparation and filing of a patent application or an application for a certificate of invention on the information involved. In the case of item (i) above, Avalon may not publish confidential information of Vertex without its consent in violation of Article IX of this Agreement. The Parties agree that authorship of any publication will be determined based on the customary standards then being applied in the relevant scientific journal.

                  This Article X shall terminate with the termination of this Agreement, but the provisions of Article IX hereof shall continue to govern the disclosure by one Party, whether by publication or otherwise, of confidential information of the other, during the period set forth in Section 9.4.

ARTICLE XI
DISPUTE RESOLUTION

                  11.1 Governing Law and Jurisdiction. Except as otherwise provided in this Agreement, including but not limited to Section 7.1.1 hereof, this Agreement shall be governed and construed in accordance with the internal laws of the state of Delaware.

                  11.2 Dispute Resolution Process. Except as otherwise explicitly provided herein, in the event of any controversy or claim arising out of or relating to any provision of this Agreement, or the collaborative effort contemplated hereby, the Parties shall, and either Party may, initially refer such dispute to the Chief Executive Officer of Vertex and the Chief Executive Officer of Avalon who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such controversy or claim is not resolve within * days of the date of initial referral of the matter to the Chief Executive Officers, either Party shall be free to initiate proceedings in any court having requisite jurisdiction.

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                  11.3 Arbitration.

11.3.1	Arbitration Procedures. If the Parties are unable to reach agreement with respect to any matter described in Section 11.3.2 below, upon the written request of one Party delivered to the other Party, such matter will be determined through binding arbitration in New York, New York in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Section 11.3. Any dispute not expressly made subject to arbitration in this Agreement shall be resolved pursuant to Section 11.2, unless the Parties mutually agree otherwise at the time. In an arbitration pursuant to this Section 11.3:

(a)	The arbitration panel shall be comprised of three (3) arbitrators. Each Party shall be entitled to appoint one arbitrator who is not an Affiliate of that Party, and who is knowledgeable in the areas of pharmaceutical science, business and commercial aspects of drug development and sale, or the clinical development of pharmaceuticals. The Parties shall appoint their respective arbitrators within * after submission for arbitration. The two arbitrators so appointed shall agree on the appointment of the third arbitrator, who similarly shall be an Affiliate of neither Party and shall be knowledgeable in the areas of pharmaceutical science, business and commercial aspects of drug development and sale, or the clinical development of pharmaceuticals. If the Parties’ appointed arbitrators shall fail to agree within * from the date both Parties’ arbitrators have been appointed, on the identity of the third arbitrator, then such arbitrator shall be appointed by the appropriate administrative body of the American Arbitration Association, which shall appoint an arbitrator with the qualifications set forth in this Section 11.3.1(a).

(b)	Within * of appointment of the arbitration panel, each Party shall submit to the arbitrators a copy of the proposed position that it previously delivered to the other Party, together with a brief or other written memorandum supporting the merits of its proposed position.

(c)	The arbitrators shall be permitted to ask either Party to provide supplemental information deemed helpful in making a decision hereunder. The arbitrators shall make their decision known to the Parties as quickly as possible by delivering written notice of their decision to both Parties. The decision of the arbitrators shall be final and binding on the Parties.

(d)	*

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            11.3.2 Matters Subject to Arbitration. Matters subject to arbitration shall be limited solely to the question of whether or not (i) Avalon has breached its obligations under either Section 3.6 or 5.3 or (ii) Vertex has unreasonably withheld its consent to an extension of the deadline for a Diligence Milestone under Section 3.6. Avalon shall promptly provide to Vertex or the arbitrators upon request all information relevant or useful in making such a determination.

ARTICLE XII
TERM AND TERMINATION

                  12.1 Term. The term of this Agreement shall extend with respect to a Drug Product in a particular country until the later of (a) the last to expire of any Vertex Patents containing a Valid Patent Claim covering the Drug Product or its use or manufacture in that country; or (b) if there is no such Valid Patent Claim under a Vertex Patent in a particular country, ten (10) years from the earlier of the date Regulatory Approval is received in that country for sale of the Drug Product, or the date of First Commercial Sale of the Drug Product in that country, provided, however, that in the event the Agreement is so terminated in a particular country, Avalon will thereupon be granted a fully paid up license of the Vertex Know-How for use in such country. Upon the earlier of (i) the fiftieth anniversary of the Effective Date or (ii) expiration of the term of this Agreement with respect to all countries in which Avalon has sold Drug Products over the course of the Agreement, this Agreement shall terminate, provided, however, that in the event the Agreement is so terminated in a particular country, Avalon will thereupon be granted a fully paid up license of the Vertex Know-How for use in such country.

                  12.2 Termination for Cause. In addition to rights of termination which may be granted to either Party under other provisions of this Agreement, either Party may terminate this Agreement upon * prior written notice to the other Party upon the material breach by such other Party of any of its obligations under this Agreement, provided that such termination shall become effective only if the breaching Party shall fail to remedy or cure the breach within such * period. If the arbitration proceedings of Section 11.3 have been invoked with respect to an alleged breach of the provisions of this Agreement, neither Party shall terminate this Agreement as a result of such alleged breach until the completion of the relevant proceeding; provided, however, that nothing herein shall prohibit a Party from terminating this Agreement with respect to breaches other than those which are the subject of the relevant arbitration.

                  12.3 Termination by Vertex. In addition to rights of termination granted to Vertex under other provisions of this Agreement, Vertex may terminate this Agreement immediately if it shall receive a notice or notices from Avalon under either Section 3.6 or 5.3 that result, in the removal from the Territory of (i) any * or more Major Market countries; or (ii) the United States. If this Agreement is so terminated and if Avalon has received regulatory approval to market and/or sell Drug Product anywhere in the world, no later than * following the effective date of such termination, Avalon and Vertex agree to negotiate a supply agreement pursuant to which Avalon will supply Vertex with Drug Product * .

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                  12.4 Termination for Bankruptcy. If at any time during the term of this Agreement, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon * written notice to the Bankrupt Party. It is agreed and understood that if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein. As used above, the term “Event of Bankruptcy” shall mean (a) dissolution, termination of existence, liquidation or business failure of either Party; (b) the appointment of a custodian or receiver for either Party who has not been terminated or dismissed within * ; (c) the institution by either Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by either Party of a composition or any assignment or trust mortgage for the benefit of creditors or under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within * of filing.

                  12.5 Effect of Termination.

            (a) Termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations, including the payment of any the consideration for license set forth in Section 6.1, milestone payments, or royalties, which have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement. Avalon shall owe to Vertex the full amounts set forth in Section 6.1 on the due dates for such amounts, even if this Agreement is terminated (for any reason) prior to the due date for any such payment.

            (b) If this Agreement is terminated by Vertex pursuant to Section 12.2, 12.3, or 12.4, Avalon’s licenses pursuant to Section 2.1 shall terminate as of such termination date, Vertex’s standstill obligation in Section 2.4 shall terminate as of such termination date and Avalon shall, within * after such termination, return or cause to be returned to Vertex all Vertex Information in tangible form, as well as any other material provided by Vertex in any medium and deliver to Vertex all Avalon Technology that is necessary or useful for exercise by Vertex of its rights granted pursuant to this Section 12.5(b). Upon any termination by Vertex under Sections 12.2, 12.3, and 12.4, each of Avalon’s Sublicensees at such time shall continue to have the rights and license set forth in their sublicense agreements; provided, however, that such Sublicensee agrees in writing that Vertex is entitled to enforce all relevant terms and conditions of such sublicense agreement directly against such sublicense. In addition, Vertex shall have a perpetual, nonexclusive, transferable, paid-up, royalty-free license under the Avalon Technology that is in existence upon such termination (including but not limited to Avalon Technology that is subject to a royalty obligation to a Third Party, provided that, with respect to such Avalon Technology, Vertex assumes such royalty obligation to the Third Party with respect to its own use of the Avalon Technology), to use, make, have made and sell drug products incorporating the Compound and to make or have made such drug products for use and sale, in each case in the

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Territory (as defined on the Effective Date), and Avalon shall assign to Vertex free of charge all of its or its Affiliates’ right, title and interest in and to any trademark Controlled by Avalon and used solely for a Drug Product in any country of the Territory (other than the trademark AVALON), or cause its Affiliates to execute, such documents of transfer or assignment and perform or cause its Affiliates to perform, such acts as may be reasonably necessary to transfer ownership of such trademarks to Vertex and to enable Vertex to continue to maintain such trademarks at Vertex’s expense. Upon any such termination, Avalon shall, at the request of Vertex, assign or otherwise transfer to Vertex all INDs, Regulatory Approvals or applications therefor with respect to the Compound or Drug Product.

ARTICLE XIII
INDEMNIFICATION

                  13.1 Indemnification by Vertex.

            Vertex will indemnify and hold Avalon and its Affiliates, and their employees, officers and directors harmless against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a “Loss”), that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of

13.1.1	the development, manufacture, use, storage or handling of the Compound or a Drug Product by Vertex or its Affiliates or their representatives, agents or subcontractors under this Agreement, or any actual or alleged violation of law resulting therefrom (with the exception of any Losses based on infringement or misappropriation of intellectual property rights); or

13.1.2	the breach by Vertex of any of its covenants, representations or warranties set forth in this Agreement;

13.1.3	provided however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the negligent or willful misconduct of Avalon or its Affiliates.

                  13.2 Indemnification by Avalon. Avalon will indemnify and hold Vertex, and its Affiliates, and their employees, officers and directors harmless against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of

13.2.1	the development, manufacture, use, sale, storage or handling of Bulk Drug Substance, the Compound or a Drug Product by Avalon or its Affiliates or their representatives, agents or subcontractors under this Agreement, or any actual or alleged violation of law resulting therefrom (with the exception of any Losses based on infringement or misappropriation of intellectual property rights); or

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                  13.2.2 the breach by Avalon of any of its covenants, representations or warranties set forth in this Agreement;

provided, however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the negligent or willful misconduct of Vertex or its Affiliates.

                  13.3 Claims Procedures. Each Party entitled to be indemnified by the other Party (an “Indemnified Party”) pursuant to Section 13.1 or 13.2 hereof shall give notice to the other Party (an “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such Party’s expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party). The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                  13.4 Limitation of Liability. Except with respect to Third Party actions, suits claims or demands subject to indemnification pursuant to Section 13.1 or 13.2 above, neither Party shall be liable to the other for indirect, incidental, special, punitive, exemplary or consequential damages arising out of resulting from this Agreement.

                  13.5 Compliance. The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

                  13.6 Insurance. Each Party shall use * insurance, including product liability insurance, with respect to its activities hereunder.

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13.6.1	Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time.

13.6.2	Either Party may satisfy its obligations under this Section through self-insurance to the same extent.

13.6.3	At such time as a Drug Product is being manufactured by a Party for administration to humans, that Party shall name the other Party as an additional insured on any such policies.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

                  14.1 Notice of Pharmaceutical Side-Effects. During the term of this Agreement, each of the Parties will notify appropriate authorities in accordance with applicable law, and the other Party, promptly after receipt of information with respect to any serious adverse event (as defined by the ICH Harmonized Tripartite Guideline on Clinical Safety Data Management), directly or indirectly attributable to the use or application of Bulk Drug Substance, the Compound or a Drug Product.

                  14.2 Waiver. No provision of the Agreement may be waived except in writing by both Parties hereto. No failure or delay by either Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.

                  14.3 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected Party (“Force Majeure”).

                  14.4 Severability. It is the intention of the Parties to comply with all applicable laws domestic or foreign in connection with the performance of its obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the Parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

                  14.5 Government Acts. In the event that any act, regulation, directive, or law of a government, including its departments, agencies or courts, should make impossible or

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* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

                  prohibit, restrain, modify or limit any material act or obligation of Avalon or Vertex under this Agreement, the Party, if any, not so affected shall have the right, at its option, to suspend or terminate this Agreement as to such country, if good faith negotiations between the Parties to make such modifications to this Agreement as may be necessary to fairly address the impact thereof, are not successful after a reasonable period of time in producing mutually acceptable modifications to this Agreement.

                  14.6 Government Approvals. Avalon will * any government approval required to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each Party will keep the other informed of progress in obtaining any such approvals.

                  14.7 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; * . Any purported assignment in contravention of this Section 14.7 shall, at the option of the non-assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignee from either of the Parties hereto.

                  14.8 Affiliates. Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. The use of subcontractors by either Party shall not increase the financial obligations of the other Party hereunder in any respect.

                  14.9 Counterparts. This Agreement may be executed in duplicate both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement.

                  14.10 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Avalon and Vertex. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of Bulk Drug Substance, Compound or Drug Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

                  14.11 Notice. All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as designated by one Party to the other by notice pursuant hereto, by prepaid certified, air mail (which shall be deemed received by the other Party on the seventh business day

License, Development and Commercialization Agreement—Confidential—Table of Contents—Page 38

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following deposit in the mails), or by cable, telex, facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on or before the next following business day:

If to Avalon,
Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, MD 20876
Attention: Chief Executive Officer

and

if to Vertex,
Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, MA U.S.A. 02139-4211
Attention: Chairman and Chief Executive Officer

with a copy to:

Legal Department
Attention: General Counsel

                  14.12 Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

                  14.13 Authority. The undersigned represent that they are authorized to sign this Agreement on behalf of the Parties hereto. The Parties each represent that no provision of this Agreement will violate any other agreement that such Party may have with any other person or company. Each Party has relied on that representation in entering into this Agreement.

                  14.14 Entire Agreement. This Agreement, including the Schedules appended hereto, contains the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

                  14.15 Further Assurances. Each party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

[Remainder of Page Intentionally Blank]

License, Development and Commercialization Agreement—Confidential—Table of Contents—Page 39

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      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

VERTEX PHARMACEUTICALS INCORPORATED
By:	/s/ Joshua Roger, Ph.D.
Name: Joshua Roger, Ph.D.
Title: Chairman and Chief Executive Officer

AVALON PHARMACEUTICALS, INC.
By:	/s/ Kenneth C. Carter, Ph.D.
Name: Kenneth C. Carter, Ph.D.
Title: President and CEO

License, Development and Commercialization Agreement—Confidential—Table of Contents—Page 40

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT 10.1

Schedules and Exhibits

License, Development and Commercialization Agreement—Confidential—Page 1

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Schedule 1.12

VX-944

Compound Name:	*

Structure:	*

Comments:	*

License, Development and Commercialization Agreement—Confidential—Page 2

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Schedule 1.14

Development Plan

This plan assumes that the available drug substance meets specifications described in Schedule 4.2.

Activity related to hematologic malignancy indication

  *

Drug Manufacture: Upon execution of the agreement, Avalon will move to identify and engage a contract manufacturer, * , to produce adequate supply of clinical drug product material for Phase Ib trials. * the responsibilities of the contract manufacturer will extend to the necessary long-term stability analysis of these production lots. As this part of the project is potentially the rate-limiting step, the availability of access to manufacturing will take a high priority.

Clinical trial design and logistics: Avalon will identify and select clinical investigators and sites as quickly as possible following execution of the agreement. With their consultation, draft clinical protocols will be generated for inclusion in the IND. Subsequently, full protocols will be written, and approval sought at the respective institutions. Operations for recruitment and additional logistics will be managed through each investigator as the protocol demands and the institutional operations permit.

  * . Avalon agrees that the objective of the phase lb trial is to determine the maximum tolerated dose (“MTD”) of the Compound, or the maximum biologically-efficacious dose, as indicated by clinical biomarkers. In addition, the objective will be to make a comprehensive assessment of the pharmacodynamic effects of the Compound by measuring IMPDH levels, GTP pools, as well changes in gene expression markers that may predict efficacy or reflect a positive response to the drug. * . Enrollment goals will be determined primarily by the clinical and regulatory representatives on the PDC, and will consider a number of factors including trial site, anticipated rate of enrollment, whether or not a second formulation can be introduced, and the ease with which the pharmacology studies can be properly executed.

Regulatory filing: Availability of acceptable clinical trial material, clinical trial protocols, as well as IND enabling pre-clinical toxicology documentation provided by Vertex, will enable the assembly of the investigator’s brochure, and completion of the Investigational New Drug (IND) application. The goal of the project is to have all essential groundwork completed such that approval of the IND precedes Phase Ib initiation by as little time as possible.

Detailed project management timeline *

  *

License, Development and Commercialization Agreement—Confidential—Page 3

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  *

Clinical proof of concept and activities supporting registration: * . Likewise, additional manufacturing activities are * .

As soon as possible within the scope of phase I trials, Avalon intends to begin to design phase II studies. Avalon intends to advance the compound through testing as quickly as possible, with the preparation for phase II studies initiating as phase I studies conclude. * . A trial to support registration would be planned and initiated as soon as possible within the timeframe of the two phase II studies concluding. Projected scope in terms of size and duration for the registration trial would depend largely on the data from initial phase II studies. Inclusion of additional sites, and/or design of additional studies for product registration outside the US will be planned as needed, but are not detailed at this time.

Project management timeline to pivotal trial:

  *

License, Development and Commercialization Agreement—Confidential—Page 4

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

  *

Preclinical work: Avalon has unique tools and technology to bring to bear on the further development of the Compound. As part of Avalon’s drug discovery process, the Compound will be characterized in numerous cell lines for anti-proliferative activity, and gene expression effects in vitro. * . Furthermore, the activity of the Compound in cells will be compared to the * , furthering an understanding of the mechanism of action of the Compound as well as the selectivity and specificity of the Compound for the target. * .

In the in vivo setting, the Compound will be evaluated in anti-tumor efficacy studies. Currently, Avalon has been evaluating compounds in * using both internal resources and contract laboratories. * .

The above general, broad-based activities are planned to commence on execution of the agreement. Following a thorough in vitro assessment of Compound activity, Avalon will select specific animal models in which to test for anti-tumor activity based on the genes and pathways that the Compound affects in * . To the extent that Avalon has not already tested the Compound in models thought to be most likely to respond to the Compound, experiments will be designed, and the Compound tested. A goal of the project will be to see significant effects of the Compound in several animal models in order to gain adequate enthusiasm in the clinical community * .

Clinical Activity: Upon Avalon’s attainment of proven preclinical results in xenograft models, * in * , Avalon intends to begin testing the Compound in patients * . Likewise, activity to establish protocols and clinical trial sites could happen * . A possible trial to be conducted is in an adjuvant treatment setting, where patients are given the Compound prior to surgical resection of tumor material, and the activity of the Compound assessed by gene expression analysis of biomarkers identified with the Avalon technology. This information would then be used to determine if the Compound is having the desired effect on the tumor, and if the patient should continue treatment with the Compound or find alternative therapy. This type of trial could be done quickly in numerous tumor types, and help identify the most likely responsive cancer type in which to conduct full phase II trials.

Project timeline to initial clinical trial in * .

  *

Schedule 1.77

Vertex Patents

Part I

  *

License, Development and Commercialization Agreement—Confidential—Page 5

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Schedule 3.2.1

Initial PDC Representatives

Members of the Avalon development team will include the following:

¡	David Bol, Ph.D. Sr. Director, Drug Development

¡	Staszek Pikul, Ph.D. — Sr. Director, Medicinal Chemistry

¡	* — CMC/analytical

¡	* — Pharm/tox and regulatory

¡	* — Pharmacology and toxicology

¡	Mike Kurman, M.D. — Director/Consultant — Clinical development

¡	*

¡	*

License, Development and Commercialization Agreement—Confidential—Page 6

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Schedule 3.3

Clinical Sites Acceptable to Avalon and Site Acceptance Criteria

  *

Site Acceptance Criteria

1.	* .

2.	* .

3.	The investigator is not on the FDA disbarred list (“The Blacklist”).

4.	* .

5.	* .

6.	* .

7.	* .

8.	* .

9.	* .

License, Development and Commercialization Agreement—Confidential—Page 7

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Schedule 4.2

Stability Testing Specifications

*

License, Development and Commercialization Agreement—Confidential—Page 8

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Exhibit 8.2.4

License, Development and Commercialization Agreement—Confidential—Page 9

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Avalon Pharmaceuticals, Inc.
Balance Sheet-Unaudited
December 31, 2004

*

License, Development and Commercialization Agreement—Confidential—Page 10

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Avalon Pharmaceuticals, Inc.
Profit & Loss Budget vs. Actual
Unaudited

*

License, Development and Commercialization Agreement—Confidential—Page 11

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Avalon Pharmaceuticals, Inc.
Statement of Cash Flows-Unaudited

*

License, Development and Commercialization Agreement—Confidential—Page 12

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.